Exhibit 99.3

IsoRay Announces Study Published in Cureus entitled, “Resection Cavity Contraction Effects in the Use of Radioactive Sources (1-25 versus Cs-131) for Intra-Operative Brain Implants”

Study Demonstrates “Resection Cavity Contractions Affects Cs-131 Dose Distribution Significantly Less than that of I-125 for Permanent Brain Implants”

RICHLAND, Wash., Feb. 08, 2018 (GLOBE NEWSWIRE) --  IsoRay, Inc. (NYSE American: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced the publication of a study entitled, “Resection Cavity Contraction Effects in the Use of Radioactive Sources (1-25 versus Cs-131) for Intra-Operative Brain Implants” in the open access journal Cureus.*

The lead author on the report was Dae Y. Han M.D. of the Department of Radiation Oncology, UCSF School of Medicine.  Patricia Sneed M.D., Radiation Oncology, University of California, San Francisco and Michael McDermott M.D., Department of Neurological Surgery, University of California, San Francisco are authors on the paper as well.

The goal of the study was to provide a physical dose-guided rationale for performing permanent brain implants with Cesium-131 radioactive sources.

Seed brachytherapy for the treatment of brain tumors is an attractive therapeutic concept because radiation therapy can be placed directly in the cavity created by the removal of a brain tumor (the “resection cavity”). This direct delivery of radiation therapy into the resection cavity delivers immediate, highly conformal radiation therapy to the site where many brain tumors recur and eliminates the need for patients to return for time-consuming radiation therapy planning and delivery.

Brachytherapy, typically with “seeds” containing the radioactive isotope Iodine-125, has been performed for decades.  However, given that it takes approximately 200 days (or over six months) to deliver its intended dose, Iodine-125 implants may not be the ideal isotope for brain brachytherapy.  This longer acting radiation may not be able to efficiently deliver treatment if the resection cavity changes shape in the months after the implant. This change in shape could cause the tissue peripheral to the resection cavity surface (and not targeted by the implant) to receive significant radiation dose.

As reported in this study, when the dose from a brachytherapy implant is calculated using Cesium-131, which delivers its intended dose in about one month, the amount of radiation dose received by tissue not targeted by the implant is much lower. This difference results in the authors concluding that “resection cavity contractions affects Cs-131 dose distribution significantly less than that of I-125 for permanent brain implants.”

Bill Cavanagh, Chief Scientific Officer of IsoRay, Inc. commented, “The trend toward more and more conformal radiation treatments for brain cancers will eventually require an assessment of permanent implant brachytherapy – the ultimate in conformal radiation therapy.  Of the possible isotopes that can be implanted in these cases, Cesium-131, with a short half-life and higher energy than other permanently implantable isotopes, has clear benefits.  In this study the authors from UCSF have constructed an elegant mathematical model that points out the advantages of Cesium-131 over Iodine-125 for brachytherapy of brain metastases.”

*Han D Y, Ma L, Braunstein S, et al. (January 16, 2018) Resection Cavity Contraction Effects in the Use of Radioactive Sources (1-25 versus Cs-131) for Intra-Operative Brain Implants. Cureus 10(1): e2079. DOI 10.7759/cureus.2079

About IsoRay, Inc.
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body.  Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.  Join us on Facebook/IsoRay.  Follow us on Twitter @IsoRay.

Safe Harbor Statement
Statements in this news release about IsoRay’s future expectations, including: the advantages of Cesium-131 over iodine, whether interest in and use of our products for brain treatments will increase or continue, continued positive industry data fueling renewed interest in brachytherapy and Cesium-131 for brain treatments, strong patient results, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, whether additional studies are released that support the conclusions of past studies (including the study discussed in this press release), whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, changes in laws and regulations applicable to our products, the use of competitors’ products in lieu of our products, and other risks detailed from time to time in IsoRay’s reports filed with the U.S. Securities Exchange Commission.  Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay, Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518